UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 17, 2008 (July 15, 2008)

GLOBAL BPO SERVICES CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33739	26-0420454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 High Street, 30th Floor, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 517-3248

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

On July 15, 2008, Global BPO Services Corp. (the “Company”) entered into an employment agreement with R. Scott Murray (the “Murray Agreement”). The Murray Agreement becomes effective and commences on the date of the closing of the acquisition of Stream Holdings Corporation (“Stream”) by the Company. Under the Murray Agreement, Mr. Murray shall serve as Chief Executive Officer, President and Chairman of the Board of the Company. His annual salary will be initially $595,000 per annum. Mr. Murray will be eligible for an annual bonus, based on achievement of the annual budgeted earnings before interest, taxes, depreciation and amortization and as adjusted for acquisition, divestitures, one-time charges, non-cash foreign currency gains and losses, transaction-related costs, restructuring charges, stock compensation charges and other similar items (“Adjusted EBITDA”). For fiscal 2009, Mr. Murray’s target for earning a bonus at a level equal to 100% of his base salary shall be $60 million of Adjusted EBITDA. No bonus shall be paid if the Company achieves less than 90% of its target Adjusted EBITDA for the applicable year. If the employment of Mr. Murray terminates by reason of the Company’s election not to renew the Murray Agreement, by Mr. Murray for Good Reason (as defined in the Murray Agreement), by the Company without Cause (as defined in the Murray Agreement) or by reason of his death or disability, the Company shall pay to Mr. Murray, over two-year period, an aggregate amount equal to two times his then base salary plus two times the amount of the actual bonus earned by Mr. Murray in respect of the most recently completed full 12-month bonus calculation period. In addition, any then outstanding unvested equity awards held by Mr. Murray would be accelerated by 12 months. If any such termination occurs within 24 months after a Change in Control (as defined in the Murray Agreement), all then outstanding unvested awards held by Mr. Murray would be accelerated. The Murray Agreement contains provisions prohibiting Mr. Murray from competing with the business of the Company for a period of 18 months after the termination of his employment in the event he receives certain severance related payments. A copy of the Murray Agreement is attached hereto as Exhibit 10.1.

On July 16, 2008, the Company entered into an employment agreement with Sheila M. Flaherty (the “Flaherty Agreement”), effective on the closing of the acquisition of Stream. Under the Flaherty Agreement, Ms. Flaherty shall continue to serve as Executive Vice President and General Counsel of the Company. Under the Flaherty Agreement, her base salary will be set at $300,000 and her target bonus will be 60% of base salary. In the event of Ms. Flaherty’s termination by reason of the Company’s election not to renew her agreement, by the Company without cause (as defined in the Flaherty Agreement), by her for good reason (as defined in the Flaherty Agreement) or by reason of her death or disability, the Company shall pay Ms. Flaherty, over a 12-month period, aggregate payments equal to one times her then base salary plus one times the amount of the actual bonus earned by her in respect of the most recently completed full 12-month bonus calculation period. In addition, any then outstanding unvested equity awards held by Ms. Flaherty would be accelerated by 12 months. If any such termination occurs within 24 months after a change in control, all then outstanding unvested awards held by Ms Flaherty would be accelerated. The Flaherty Agreement contains provisions prohibiting Ms Flaherty from competing with the business of the Company for a period of 12 months after the termination of her employment in the event she receives certain severance related payments. A copy of the Flaherty Agreement is attached hereto as Exhibit 10.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between R. Scott Murray and Global BPO Services Corp. dated July 15, 2008.

10.2	Employment Agreement between Sheila M. Flaherty and Global BPO Services Corp. dated July 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BPO SERVICES CORP.

Date: July 17, 2008	By:	/s/ R. Scott Murray
	Name:	R. Scott Murray
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between R. Scott Murray and Global BPO Services Corp. dated July 15, 2008.

10.2	Employment Agreement between Sheila M. Flaherty and Global BPO Services Corp. dated July 16, 2008.